Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
August 3, 2016		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS
FIRST QUARTER FISCAL 2017 RESULTS

Minneapolis, MN, August 3, 2016 – Hawkins, Inc. (Nasdaq: HWKN) today announced first quarter results for fiscal 2017. Sales of $131.4 million for the three months ended July 3, 2016 represented an increase of 29.4% from $101.5 million for the same period of the prior year. Net income was $7.6 million, or $0.72 per diluted share, compared to net income of $6.8 million, or $0.64 per diluted share for the same period in fiscal 2015.

“Our Health and Nutrition segment acquired at the end of the third quarter of fiscal 2016 is the primary driver for our year-over-year earnings performance with our operating income growing 21% and EBITDA growing 26% over last year’s first quarter,” said Patrick Hawkins, Chief Executive Officer and President. “We are pleased with this new segment’s operating performance and continue to be enthused about the growth prospects given their position in the health and nutritional ingredients market.” Mr. Hawkins continued, “Our Industrial segment saw increased sales volumes year-over-year, but was challenged with declining market prices on certain bulk commodity products and reduced sales of our agricultural products, which negatively impacted its sales performance. Profitability in our Water Treatment segment increased across all geographies, largely due to higher sales volumes of specialized products as well as the acquisition we completed in this segment in the third quarter of fiscal 2016.”

For the first quarter of fiscal 2017, Industrial segment sales were $63.8 million, a decrease of $3.8 million, or 5.6%, from the same period of the prior year. While overall sales volumes increased somewhat from a year ago, lower commodity prices on many high-volume bulk as well as a product mix shift to products with lower average selling prices led to the year-over-year decline in sales dollars. Water Treatment segment sales were $35.6 million for the most recent quarter, an increase of $1.7 million, or 5.1%, from the same period of the prior year. The increase in sales dollars was largely due to the business we acquired in the third quarter of fiscal 2016 as well as increased volumes of specialized products partially offset by lower volumes of bulk products. Sales for our Health and Nutrition segment established in the third quarter of fiscal 2016 were $32.0 million for the current quarter.

Company-wide gross profit for the first quarter of fiscal 2017 was $28.2 million, or 21.5% of sales, an increase of $7.5 million from $20.7 million, or 20.4% of sales, for the same period of the prior year.

Gross profit for the Industrial segment was $10.4 million, or 16.3% of sales, for the quarter, a decrease of $0.3 million from $10.7 million, or 15.9% of sales, for the same period of the prior year. Decreased volumes of certain products that carry higher per-unit margins, combined with increased operational costs, negatively impacted gross profits. In addition, market selling prices of certain bulk commodity products declined in advance of our product costs in inventory which unfavorably impacted our gross profit.
Gross profit for the Water Treatment segment was $10.6 million, or 29.8% of sales, for the quarter, an increase of $0.6 million from $10.0 million, or 29.6% of sales, for the same period of the prior year. The increase in gross profit dollars was primarily driven by increased sales volumes of specialized products that have higher per-unit margins as well as profits from the business acquired in the third quarter of fiscal 2016. Gross profit for our Health and Nutrition segment was $7.2 million, or 22.4% of sales, for the quarter.

Company-wide selling, general and administrative expenses ("SG&A") were $15.1 million, or 11.5% of sales, for the quarter, compared to $9.9 million, or 9.7% of sales, for the same period of the prior year. SG&A expenses in our Health and Nutrition Segment were $4.7 million in the current quarter, including $1.2 million of amortization expense on acquired intangible assets. Expenses increased in our Water Treatment and Industrial Segments largely as a result of the addition of sales and support personnel.

The Company borrowed $131.0 million to partially fund the acquisition of Stauber in the third quarter of fiscal 2016. As a result, adjusted EBITDA, a non-GAAP financial measure, has become an important performance indicator and a key compliance measure under the terms of our new credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended July 3, 2016 was $18.7 million, an increase of $3.8 million from adjusted EBITDA of $14.9 million for the same period in the prior year. The increase was due to the combined impact of higher gross profits, partially offset by the increase in SG&A expenses (net of amortization expense) described earlier.

Our effective income tax rate was 38.5% for the three months ended July 3, 2016 compared to 37.5% for the three months ended June 28, 2015. Our effective tax rate is based on projected levels of annual taxable income, permanent items, and state taxes.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because adjusted EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

Adjusted EBITDA	Three months ended
(In thousands)	July 3, 2016	June 28, 2015
Net Income (GAAP)	$7,604	$6,791
Interest expense (income), net	724	(21)
Income tax expense	4,762	4,074
Amortization of intangibles	1,521	309
Depreciation expense	3,554	3,255
Non-cash compensation expense	535	457
Stauber acquisition expenses	61	—
Adjusted EBITDA	$18,761	$14,865

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2016, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
FIRST QUARTER, FISCAL 2017 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	July 3, 2016	June 28, 2015
Sales	$131,374	$101,496
Cost of sales	(103,158)	(80,761)
Gross profit	28,216	20,735
Selling, general and administrative expenses	(15,126)	(9,891)
Operating income	13,090	10,844
Interest (expense) income, net	(724)	21
Income before income taxes	12,366	10,865
Income tax provision	(4,762)	(4,074)
Net income	$7,604	$6,791

Weighted average number of shares outstanding - basic	10,513,139	10,580,542
Weighted average number of shares outstanding - diluted	10,555,282	10,628,409

Basic earnings per share	$0.72	$0.64
Diluted earnings per share	$0.72	$0.64

Cash dividends declared per common share	$—	$—